EXHIBIT 10.iii.(e)

EMPLOYMENT AGREEMENT
(as amended and restated)

This Employment Agreement, as amended and restated ("Agreement"), is dated as of ____________, 2000 between Douglas A. Pertz (the "Executive") and IMC Global Inc., a Delaware corporation (the "Company").

WHEREAS, the Company desires to employ the Executive as its President and Chief Operating Officer and the Executive desires to accept such employment upon the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the sufficiency of which is acknowledged, the Executive and the Company hereby agree as follows:

ARTICLE I
Employment

.1. Term. The term of this Agreement (the "Term") shall commence on September 15, 1998 (the "Effective Date") and shall terminate on the third anniversary of the Effective Date; provided, however, that unless (I) the Company gives written notice of its intent to terminate the Agreement at least three (3) months prior to the third anniversary of the Effective Date or (ii) the Executive gives notice of his intent to terminate the Agreement at least three (3) months prior to the third anniversary of the Effective Date, this Agreement shall renew automatically for an additional one year term and shall continue to renew automatically for additional one year terms unless (I) written notice of the Company's intent to terminate the Agreement is given at least three (3) months prior to the expiration of the then current term or (ii) written notice of the Executive's intent to terminate the Agreement is given at least three (3) months prior to the expiration of the then current term .

.2. Position; Responsibilities. The Company shall employ the Executive as its President and Chief Operating Officer and, if elected, as a member of the Company's Board of Directors (the "Board" or the "Board of Directors"). The Executive shall have responsibility and authority for the management of the Company's business units and those departments of the Company so designated by the Board or the Chief Executive Officer of the Company. The Executive shall also perform other operating and administrative duties (consistent with the position of President and Chief Operating Officer) as the Executive may reasonably be expected to perform on behalf of the Company or as may from time to time be authorized or directed by the Board or its duly authorized designee. The Executive agrees to be employed by the Company in all such capacities subject to the covenants and conditions hereinafter set forth.

.3. Duties. During the Term of this Agreement, the Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities and devote his full and undivided business time and attention to the transaction of the Company's business and not engage in any other business activities except with the prior written approval of the Board or its duly authorized designee.

ARTICLE II
Compensation

.1. Base Salary. As compensation for his services hereunder, during employment the Company shall pay the Executive salary at the rate of $600,000 per year, less required or authorized deductions, payable in installments in accordance with the Company's normal payment schedule for senior management of the Company. The Executive's salary may be increased from time to time by the Board or its duly authorized designee in its sole discretion. The Executive's annual salary in effect from time to time under this Section 2.01 is hereinafter called his "Base Salary."

.2. Annual Bonus. During employment, the Company shall provide the Executive the opportunity to earn an annual bonus, pursuant to the Company's Management Incentive Compensation Program (the "MICP") or successor annual bonus plan as in effect from time to time, with an annual target bonus of at least 60% of the salary earned by the Executive for the year. With respect to the Executive's annual bonus for the Company's 1998 fiscal year, such bonus shall be at least equal to 60% of the salary earned by the Executive for such 1998 fiscal year. Nothing in this Section 2.02 shall be construed as limiting the Company's right to revise, amend or terminate the MICP or other annual bonus plan in effect.

.3. Long-Term Incentives. During employment, the Company shall provide the Executive the opportunity to earn long-term incentive awards under the Company's 1988 Stock Option and Award Plan, as amended (the "Stock Option Plan"), or successor long-term incentive plan or plans as in effect from time to time. The Executive's annual target award for stock options and/or other awards will be the number of shares required to keep the Executive's total compensation in line with the Company's stated philosophy for executive compensation. Nothing in this Section 2.03 shall be construed as limiting the Company's right to revise, amend or terminate any of the Company's Stock Option Plan or other long-term incentive plans.

.4. Retirement Benefits. Subject to Section 2.09, the Company shall provide the Executive with participation in the Company's Profit Sharing and Savings Plan, 1998 Restoration Plan and 1998 Supplemental Executive Retirement Plan or successor qualified and nonqualified retirement plans in effect from time to time and provided by the Company to senior executive officers, subject to the participation and eligibility requirements of such plans.

.5. Initial Stock Option Awards. The Company will provide the Executive with an option to purchase 320,000 shares of common stock of the Company at a price of $18.1875 per share. Such option shall vest in annual increments of one-third over the three year period commencing on the Executive's date of hire and shall have a ten year term. In addition, the Company will provide the Executive with an option to purchase 180,000 shares of common stock of the Company at the aforementioned price per share. Such option to purchase 180,000 shares shall have a ten year term and shall vest in full on the fifth anniversary of the date of grant or, if earlier, in increments of one-third with the first third vesting on the date on which the fair market value of the Company's common stock is at least equal to $30.00 per share, the second third vesting on the date on which the fair market value of the Company's common stock is at least equal to $35.00 per share and the final third vesting on the date on which the fair market value of the Company's common stock is at least equal to $40.00 per share; provided, however, that no portion of such option to purchase 180,000 shares shall be exercisable prior to the first anniversary of the date of grant and not more than 50% of the total number of shares subject to the Executive's option may be exercised by the Executive during the one-year period beginning on the first anniversary of the date of grant, as provided under the Company's 1988 Stock Option and Award Plan. The terms and conditions of such options shall be governed by the Executive's individual stock option award agreements and the Company's 1988 Stock Option and Award Plan, as amended from time to time.

.6. Other Employee Benefits. Subject to Section 2.09, during employment, the Executive shall be entitled to participate in all employee benefit plans, including, without limitation, group medical, dental, short and long-term disability and life insurance. The Executive shall also receive four weeks vacation and all other fringe benefits as are from time to time made available generally to the senior management of the Company. The Executive's participation shall be in accordance with the terms and conditions of the various plans, programs and policies, and as they are modified from time to time.

.7. Perquisites. During employment, the Company also shall pay or reimburse the Executive for (I) a country club membership up to a maximum of $50,000 for the initiation fee and $500 per month in dues; (ii) his reasonable expenses up to a maximum of $7,500 per calendar year for financial, tax, and estate planning advice provided by the Ayco Company, L.P. or such other advisor chosen by the Executive; (iii) the cost of his annual medical examination; (iv) the purchase price of the automobile leased by him as of the Effective Date of this Agreement; and (v) his legal fees incurred in preparing this Agreement. Subject to Section 2.09, the Company shall provide to the Executive all perquisites to which other senior executive officers of the Company generally are entitled to receive and such other perquisites as the Board or the Board's designee deems appropriate.

.8. Expense Reimbursements. The Company shall reimburse the Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by the Board.

.9. Right to Change Plans. By reason of Sections 2.04 through 2.08, the Company shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any benefit plan, program, policy or any perquisite, so long as such changes are similarly applicable to other senior executive officers of the Company.

ARTICLE III
Termination of Employment

.1. Termination. The Executive's employment may be terminated as follows. Regardless of the reason for the termination of employment or by whom initiated, the Executive remains obligated under the provisions of Article IV of this Agreement. Upon termination for any reason, the Executive or his estate shall receive payment for any accrued but unpaid Base Salary under Section 2.01, vacation or bonus and any unreimbursed expenses under Section 2.08. He shall also receive benefits under those plans described in Sections 2.03, 2.04 and 2.05 as determined in accordance with the terms of the applicable plan and any applicable award agreement. Unless otherwise stated in this Agreement or in any applicable benefit plans, the Executive shall have no right to salary, bonus or benefits after employment is terminated and the Company shall have no further obligations to the Executive.

(a) Death: The Executive's employment will terminate upon the Executive's death.

(b) Inability to Perform: The Company may terminate the Executive's employment upon the Executive's incapacity or inability to perform his essential duties and responsibilities, with or without reasonable accommodation, for ninety (90) calendar consecutive days or periods aggregating ninety (90) calendar days in any twelve (12)-month period because of an impairment of the Executive's physical or mental health. Upon such termination, the Executive shall continue to receive his Base Salary from the date of termination until the earlier of: (I) the end of the Term of the Agreement, (ii) the Executive's eligibility for retirement benefits under any Company retirement plans, or (iii) the Executive's death. Such payments shall be made in accordance with the Company's regular payroll procedures and shall be reduced by any amounts received by the Executive pursuant to any insurance policy, plan or other employee benefit provided to the Executive by the Company.

c) For Cause: The Company may terminate the Executive's employment for Cause immediately if, in the Company's reasonable determination, the Executive (I) "grossly neglects" his duties; (ii) engages in "misconduct"; or (iii) breaches a material provision of this Agreement including but not limited to Article IV. "Gross neglect" means the failure to perform the functions of the Executive's job or the failure to carry out the Board's reasonable directions with respect to material duties after the Executive is notified by the Board that the Executive is failing to perform these functions or failing to carry out the reasonable directions of the Board. Such notice shall specify the functions or directions that the Executive is failing to perform and what steps need to be taken to cure and shall set forth the reasonable time frame, which shall be at a minimum forty-five (45) days, within which to cure. If Executive fails to cure within the time frame the Company may terminate Executive's employment by giving him thirty (30) days notice or pay in lieu thereof. "Misconduct" means: embezzlement or misappropriation of corporate funds, or other acts of fraud, dishonesty, or self-dealing provided, however, that Executive shall be given notice and an opportunity within the next forty-five (45) days to explain his position and actions to the Company, which shall then make a final decision; any significant violation of any statutory or common law duty of loyalty to the Company; conviction for a felony; or any significant violation of Company policy or any inappropriate workplace conduct that seriously disrupts or interferes with Company operations; provided, however, that if the policy violation or inappropriate conduct can be cured, then the Executive shall be given written notice of the policy violation or inappropriate conduct and a reasonable opportunity to cure, which shall be at a minimum forty-five (45) days. If the Executive fails to cure within this time frame, the Company may terminate Executive's employment by giving him thirty (30) days notice or pay in lieu thereof.

(d) By the Company: The Company may terminate the Executive's employment without cause or reason by giving the Executive written notice, which shall set forth the date of termination which shall be within ninety (90) days of the date of notice. During any notice period, the Executive shall cooperate fully with the Company in achieving a smooth transition of the Executive's duties and responsibilities to such person(s) as may be designated by the Company. Upon such termination and execution of a general release of all claims against the Company and other related entities or persons, and upon the expiration of any applicable revocation period and upon Executive's resignation from all positions, including but not limited to, as an officer or director of the Company or any of its subsidiaries or affiliates, the Executive shall be entitled to receive the following "Severance Benefits":

1. An amount equal to three times the Executive's then current Base Salary, payable in accordance with regular payroll procedures of the Company;

2. An amount equal to three times the highest annual bonus earned under the Company's Management Incentive Compensation Program, or successor annual bonus plan in effect from time to time, during the three consecutive complete bonus years immediately preceding the date on which the Executive's termination of employment occurs; provided, however, that in the event the Executive's employment is terminated prior to December 31, 2001, any prorated annual bonus received by the Executive shall be annualized and the bonus years in which the Executive's employment commences or terminates shall be deemed to be "complete bonus years" for purposes of determining the highest annual bonus earned by the Executive during the three consecutive complete bonus years immediately preceding the date on which the Executive's termination of employment occurs;

3. An amount equal to three times the highest annual award earned under the Company's 1996 Long-Term Incentive Plan, or successor long-term incentive plan in effect from time to time, during the three consecutive complete LTIP years immediately preceding the date on which the Executive's termination of employment occurs; provided, however, that in the event the Executive's employment is terminated prior to December 31, 2001, any prorated long-term incentive plan award received by the Executive shall be annualized and the LTIP years in which the Executive's employment commences or terminates shall be deemed to be "complete bonus years" for purposes of determining the highest annual long-term incentive award earned by the Executive during the three consecutive complete LTIP years immediately preceding the date on which the Executive's termination of employment occurs. Notwithstanding the foregoing, with the Company's elimination of the Company's 1996 Long-Term Incentive Plan in 2000, it is hereby agreed and understood by the parties hereto that the highest actual LTIP award received by the Executive was for 1998 when annualized, and as such, the 1998 award shall be used for purposes of calculating any payment under this Section 3.01(d)(3);

4. The Company shall continue coverage under its medical and dental plans and the Executive will continue to pay employee contributions for such coverage as if an active employee until the earlier of: (I) the expiration of the three (3) year period following the date of termination and (ii) the date on which the Executive obtains such benefits pursuant to a subsequent employer's benefit plan. Such continued coverage shall count as continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA");

5. The Company shall continue the Executive's coverage under its life and disability insurance policies until the earlier of (I) the expiration of the three (3) year period following the date of termination and (ii) the date on which the Executive becomes eligible to participate in and receive similar benefits under a plan or arrangement sponsored by another employer or under any Company sponsored retirement plan. Participation shall be on the same terms and conditions as are applicable to active employees;

6. All restrictions on any outstanding stock options and the Executive's other awards (including restricted stock awards) under the Company's 1988 Stock Option and Award Plan, as amended, or any successor plan, shall lapse and all such stock options and other awards shall become fully (100%) vested immediately and the Executive or his permitted designee thereunder may exercise such stock options within two years after the date of the Executive's termination of employment (but not after the expiration of ten (10) years from the date of grant);

7. The Executive's account balance under the Company's 1998 Supplemental Executive Retirement Plan or successor supplemental retirement plan in effect shall become fully vested as of the date of the Executive's termination of employment;

8. The Company shall pay the Executive for any and all unused and accrued vacation as of the date of the Executive's termination of employment; and

9. The Company shall provide the Executive with outplacement services, provided that the Executive avails himself to such services within ninety (90) days following the Executive's termination of employment, for a period of one (1) year or, if earlier, until the date on which the Executive obtains subsequent employment. Such outplacement services shall be provided through an outplacement firm that is mutually agreed upon by the parties.

Severance Benefits shall be subject to all applicable federal, state and local deductions and withholdings. At the option of the Company, the present value of the Severance Benefits or balance thereof due to the Executive under paragraphs 3.01(d)(1), (2) or (3), determined pursuant to section 280G(d)(4) of the Internal Revenue Code, may be paid in a lump sum; provided, however, that in the event a Change in Control (as defined in Article V herein) of the Company occurs while the Executive is receiving Severance Benefits, a lump sum payment equal to the sum of the remaining amounts due under Sections 3.01(d)(1), (2) and (3) shall be paid to the Executive within thirty (30) days of such Change in Control. The Company's obligation to continue Severance Benefits shall, subject to the rights of any "qualified beneficiary" under COBRA, cease immediately if: (I) the Executive has not satisfied his reasonable obligations to cooperate fully with a smooth transition; or (ii) the Company has grounds to terminate the Executive's employment immediately as specified above in Section 3.01 (c)(iii). In the event the Executive dies before all Severance Benefits are paid to him, the remaining amounts due to him as of the date of his death under Sections 3.01(d)(1), (2) and (3) shall be reduced by the proceeds the Executive's estate receives under any life insurance policy with respect to which the premiums are paid by the Company. The Executive understands and acknowledges that the Severance Benefits constitute his sole benefits upon termination.

.2. Termination for Good Reason. If the Executive reasonably believes he has "Good Reason," as defined herein, to terminate employment, he must give the Board written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination and a reasonable opportunity to cure, which shall be at a minimum forty-five (45) days. If the Board fails to cure the Good Reason within such reasonable time, the Executive may terminate employment by giving the Board thirty (30) days written notice of his intention to terminate this Agreement. "Good Reason" means: (I) the permanent assignment of the Executive without his consent to duties inconsistent with the Executive's authorities, duties, responsibilities, provided, however, that an assignment of duties due to the Executive's incapacity, temporary or otherwise, as determined by the Board or its duly authorized designee, shall not trigger the Executive's right to terminate for Good Reason; (ii) the failure to promote the Executive to the position of Chief Executive Officer of the Company on or before January 1, 2000 and/or to promote the Executive to the position of Chairman of the Board of Directors of the Company on or before November 1, 2000; (iii) the failure to elect the Executive as a member of the Board of Directors of the Company on or before the next regularly scheduled meeting of the Board of Directors of the Company following the Effective Date of this Agreement or to retain the Executive as a member of the Board of Directors of the Company; or (iv) a change, without the Executive's consent, in the Executive's primary employment location to a location that is more than 50 miles from the primary location of the Executive's employment as in effect immediately prior to the Effective Date. Upon such termination and execution of a general release of all claims against the Company and other related entities and persons, and upon the expiration of any applicable revocation period, the Executive shall receive the Severance Benefits provided in Section 3.01(d) herein, subject to the terms, conditions and limitations stated therein.

.3. Termination at Expiration of Agreement. If the Executive's employment is terminated at the expiration of this Agreement as provided in Section 1.01, the Executive shall be entitled to receive the Severance Benefits described above in Section 3.01(d)(1)-(9); provided, however, that wherever the word "three" appears in Section 3.01, it shall be replaced with the word "two."

ARTICLE IV
Exclusivity of Services and Confidential/Proprietary Information

.1. Exclusivity of Services. Executive acknowledges that during his employment with the Company he has developed, acquired, and had access to and will develop, acquire and have access to trade secrets or other proprietary or confidential information belonging to the Company and that such information gives the Company a substantial business advantage over others who do not have such information. Accordingly, the Executive agrees to the following obligations that he acknowledges to be reasonably designed to protect the Company's legitimate business interests without unnecessarily or unreasonably restricting his post-employment opportunities:

(a) during employment and for the period during which the Executive is receiving Severance Benefits under Section 3.01, 3.02, or 3.03 he will not engage or assist others in engaging in competition with the Company, directly or indirectly, whether as an employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, agent, or otherwise, in the business of producing and distributing potash, phosphate, animal feed ingredients or salt or any other significant business in which the Company is engaged or is preparing to engage in at the time of termination;

(b) during employment and for the period during which the Executive is receiving Severance Benefits under Section 3.01, 3.02, or 3.03 he will not solicit, in competition with the Company, directly or indirectly, any person who is a client, customer or prospect (as such terms are defined below) (including, without limitation, purchasers of the Company's products) for the purpose of performing services and/or providing goods and services of the kind performed and/or provided by the Company in the business of producing and distributing potash, phosphate, animal feed ingredients or salt or any other significant business in which the Company is engaged or is preparing to engage in at the time of termination;

(c) during employment and for the period during which the Executive is receiving Severance Benefits under Section 3.01, 3.02, or 3.03 he will not induce or persuade or attempt to induce or persuade any employee or agent of the Company to terminate his or her employment, agency, or other relationship with the Company in order to enter into any employment agency or other relationship in competition with the Company;

(d) the covenants contained in this Article IV(a) shall apply within any jurisdiction of North America, it being understood that the geographic scope of the business and strategic plans of the Company extend throughout North America and are not limited to any particular region thereof and that such business may be engaged in effectively from any location in such area; and

(e) as used herein, the terms "client," "customer" and "prospect" shall be defined as any client, customer or prospect of any business in which the Company is or has been substantially engaged within the one year period prior to the Executive's termination of employment (a) to which or to whom the Executive submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company; (b) with which or with whom the Executive had substantial contact relating to the business of the Company; or (c) about which or about whom the Executive acquired substantial confidential or other information as a result of or in connection with the Executive's employment, at any time during the one year period preceding the Executive's termination of employment for any reason.

Notwithstanding the foregoing, if the Company consents in writing, it shall not be a violation of this Article IV(a) for the Executive to engage in conduct otherwise prohibited by this Section.

.2. Confidential/Proprietary Information. The Executive agrees that he will not at any time during employment or thereafter for the longest time permitted by applicable law, use, disclose, or take any action which may result in the use or disclosure of any trade secrets or other proprietary or confidential information of the Company, except to the extent that the Company may specifically authorize in writing. This obligation shall not apply when and to the extent that any trade secret, proprietary or confidential information of the Company becomes publicly available other than due to the Executive's act or omission. In connection with this Article IV, the Executive has executed and shall abide by the terms of the separate agreement attached hereto as Exhibit A.

.3. Return of Company Property. The Executive agrees that upon termination of his employment he will immediately surrender and return to the Company all records and other documents obtained by him, entrusted to him, or otherwise in his possession or control during the course of his employment by the Company, together with all copies thereof; provided, however, that subject to Company review and authorization, the Executive may retain copies of such documents as necessary for the Executive's personal records for federal income tax purposes.

.4. Remedies. (a) The Executive acknowledges that his breach of this Article IV will result in immediate and irreparable harm to the Company's business interests, for which damages cannot be calculated easily and for which damages are an inadequate full remedy. Accordingly, and without limiting the right of the Company to pursue all other legal or equitable remedies available for the violation by the Executive of the covenants contained in this Article IV, it is expressly agreed that remedies other than injunctive relief cannot fully compensate the Company for the irreparable injury that the Company could suffer due to any such violation, threatened violation or continuing violation and that the Company shall be entitled to injunctive relief, without the necessity of proving actual monetary loss, to prevent any such violation, threatened violation or continuing violation thereof.

(b) The Executive acknowledges that the provisions contained in this Article IV are reasonable and necessary because of the substantial harm that would be caused to the Company by the Executive engaging in any of the activities prohibited or restricted herein. Nevertheless, it is the intent and understanding of each party hereto that if, in any action before any court, agency or other tribunal legally empowered to enforce the covenants contained in this Article IV, any term, restriction, covenant or promise contained therein is found to be unenforceable due to unreasonableness or due to any other reason, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

ARTICLE V
Change in Control

.1. Effective Date. For purposes of this Article V, the term "Effective Date" shall mean the date on which a Change in Control of the Company (as defined in Section 5.10) occurs. If there is a Change in Control this Article shall become effective and this Article shall govern the terms and conditions of the Executive's employment after the Change in Control and the termination thereof on or after the date which is ninety (90) days before the Effective Date and not the provisions of Articles I, II, III and IV of this Agreement.

.2. Right to Change in Control Severance Payments and Benefits. The Executive shall be entitled to receive from the Company Change in Control Severance Payments and Benefits as described in Section 5.07 herein, if during the term of this Agreement there has been a Change in Control of the Company and there is a Termination (as defined in Section 5.06) prior to the expiration of the Employment Term (as defined in Section 5.03).

.3. Employment Term. For purposes of this Article V, the term "Employment Term" shall mean the period commencing on the Effective Date of this Article V and ending on the earlier to occur of (a) the last day of the month in which occurs the third anniversary of the Effective Date of this Article V or (b) the last day of the month in which the Executive attains mandatory retirement age pursuant to the terms of a mandatory retirement plan of the Company as such were in effect and applicable to the Executive immediately prior to the Effective Date of this Article V.

.4. Employment. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, until the expiration of the Employment Term. During the Employment Term, the Executive shall exercise such position and authority and perform such responsibilities as are commensurate with the position and authority being exercised and duties being performed by the Executive immediately prior to the Effective Date of this Article V, which services shall be performed at the location where the Executive was employed immediately prior to the Effective Date of this Article V or at such other location as the Company may reasonably require; provided, that the Executive shall not be required to accept another location that he deems unreasonable in the light of his personal circumstances.

.5. Compensation and Benefits. During the Employment Term, the Executive shall receive the following compensation and benefits:

(a) He shall receive an annual base salary which is not less than his Base Salary immediately prior to the Effective Date of this Article V, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company's regular executive compensation practices.

(b) He shall be eligible to participate on a reasonable basis, and to continue his existing participation, in annual incentive, stock option, restricted stock, long-term incentive performance and any other compensation plan which provides opportunities to receive compensation in addition to his Base Salary which is the greater of (i) the opportunities provided by the Company for executives with comparable duties or (ii) the opportunities under any such plans in which he was participating immediately prior to the Effective Date of this Article V.

(c) He shall be entitled to receive and participate in salaried employee benefits (including, but not limited to, medical, life and accident insurance, stock ownership and disability benefits) and perquisites which are the greater of (i) the employee benefits and perquisites provided by the Company to executives with comparable duties or (ii) the employee benefits and perquisites to which he was entitled or in which he participated immediately prior to the Effective Date of this Article V.

(d) He shall be entitled to continue to accrue credited service for retirement benefits and to be entitled to receive retirement benefits under and pursuant to the terms of the Company's qualified retirement plan for salaried employees, the Company's supplemental executive retirement plan, and any successor or other retirement plan or agreement in effect on the Effective Date of this Article V in respect of his retirement, whether or not a qualified plan or agreement, so that his aggregate monthly retirement benefit from all such plans and agreements (regardless when he begins to receive such benefit) will be not less than it would be had all such plans and agreements in effect immediately prior to the Effective Date of this Article V continued to be in effect without change until and after he begins to receive such benefit.

.6. Termination. The term "Termination" shall mean termination, on or after the date which is ninety (90) days before the Effective date and prior to the expiration of the Employment Term, of the employment of the Executive with the Company for any reason other than death, disability (as described below), cause (as described below), or voluntary resignation (as described below).

(a) The term "disability" means physical or mental incapacity qualifying the Executive for long-term disability under the Company's long-term disability plan.

(b) The term "cause" means (i) the willful and continued failure of the Executive substantially to perform his duties with the Company (other than any failure due to physical or mental incapacity) after a demand for substantial performance is delivered to him by the Board of Directors which specifically identifies the manner in which the Board believes he has not substantially performed his duties or (ii) willful misconduct materially and demonstrably injurious to the Company. No act or failure to act by the Executive shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The unwillingness of the Executive to accept any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Company in respect of his position, authority or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board of Directors to be a failure to perform or misconduct by the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for cause for purposes of this Article V unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-quarters of the entire Board of Directors of the Company at a meeting of the Board called and held (after reasonable notice to the Executive and an opportunity for the Executive and his counsel to be heard before the Board) for the purpose of considering whether the Executive has been guilty of such a willful failure to perform or such willful misconduct as justifies termination for cause hereunder, finding that in the good faith opinion of the Board the Executive has been guilty thereof and specifying the particulars thereof.

(c) The resignation of the Executive shall be deemed "voluntary" if it is for any reason other than one or more of the following:

(i) The Executive's resignation or retirement (other than mandatory retirement, as aforesaid) is requested by the Company other than for cause;

(ii) Any significant change in the nature or scope of the Executive's position, authorities or duties from those described in Sections 1.02 and 1.03 of this Agreement;

(iii) Any reduction in his total compensation or benefits from that provided in Section 5.04;

(iv) The breach by the Company of any other provision of this Article V; or

(v) The reasonable determination by the Executive that, as a result of a Change in Control of the Company and a change in circumstances in his position, he is unable to exercise the authorities and responsibility attached to his position and contemplated by Sections 1.02 and 1.03 of this Agreement.

(d) Termination that entitles the Executive to the payments and benefits provided in Section 5.07 shall not be deemed or treated by the Company as the termination of the Executive's employment or the forfeiture of his participation, award or eligibility for the purpose of any plan, practice or agreement of the Company referred to in Section 5.05.

.7. Change in Control Severance Payments and Benefits. In the event of and within thirty (30) days following Termination, the Executive shall receive from the Company the following payments and benefits (collectively, "Change in Control Severance Payments and Benefits"):

(a) His Base Salary and all other benefits due him as if he had remained an employee pursuant to this Article V through the remainder of the month in which Termination occurs, less applicable withholding taxes and other authorized payroll deductions;

(b) The amount equal to the target award for the Executive under the Company's annual bonus plan for the fiscal year in which Termination occurs, reduced pro rata for that portion of the fiscal year not completed as of the end of the month in which Termination occurs; provided, that if the Executive has deferred his award for such year under the plan, the payment due the Executive under this Paragraph (b) shall be paid in accordance with the terms of the deferral;

(c) A lump sum severance allowance in an amount which is equal to the sum of the amounts determined in accordance with the following subparagraphs (i), (ii) and (iii):

(i) an amount equivalent to three times the Executive's Base Salary at the rate in effect immediately prior to Termination;

(ii) an amount equal to three times the highest annual bonus earned under the Company's Management Incentive Compensation Program, or successor annual bonus plan in effect from time to time, during the three consecutive complete bonus years immediately preceding the date on which the Executive's termination of employment occurs; provided, however, that in the event the Executive's employment is terminated prior to December 31, 2001, any prorated annual bonus received by the Executive shall be annualized and the bonus years in which the Executive's employment commences or terminates shall be deemed to be "complete bonus years" for purposes of determining the highest annual bonus earned by the Executive during the three consecutive complete bonus years immediately preceding the date on which the Executive's termination of employment occurs; and

(iii) an amount equal to three times the highest annual award earned under the Company's 1996 Long-Term Incentive Plan, or successor long-term incentive plan in effect from time to time, during the three consecutive complete LTIP years immediately preceding the date on which the Executive's termination of employment occurs; provided, however, that in the event the Executive's employment is terminated prior to December 31, 2001, any prorated long-term incentive plan award received by the Executive shall be annualized and the LTIP years in which the Executive's employment commences or terminates shall be deemed to be "complete bonus years" for purposes of determining the highest annual long-term incentive award earned by the Executive during the three consecutive complete LTIP years immediately preceding the date on which the Executive's termination of employment occurs. Notwithstanding the foregoing, with the Company's elimination of the Company's 1996 Long-Term Incentive Plan in 2000, it is hereby agreed and understood by the parties hereto that the highest actual LTIP award received by the Executive was for 1998 when annualized, and as such, the 1998 award shall be used for purposes of calculating any payment under this Section 5.07(c)(iii);

(d) The Company shall continue coverage under its medical and dental plans and the Executive will continue to pay employee contributions for such coverage as if an active employee until the earlier of: (i) the expiration of the three (3) year period following Termination and (ii) the date on which the Executive obtains such benefits pursuant to a subsequent employer's benefit plan. Such continued coverage shall count as continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA");

The Company also shall continue the Executive's coverage under its life and disability insurance policies until the earlier of (i) the expiration of the three (3) year period following Termination and (ii) the date on which the Executive becomes eligible to participate in and receive similar benefits under a plan or arrangement sponsored by another employer or under any Company sponsored retirement plan. Participation shall be on the same terms and conditions as are applicable to active employees;

(e) The Executive's account balance under the Company's 1998 Supplemental Executive Retirement Plan or successor supplemental retirement plan in effect shall become fully vested upon the Executive's Termination. In addition, if, as of the Executive's Termination, the Executive is not fully vested in the Executive's account balance under the Company's Profit Sharing and Savings Plan or successor retirement plan in effect, the Company shall pay to the Executive a lump sum cash amount equal to value of the unvested portion of such account balance;

(f) The Company shall pay the Executive a lump sum cash amount equal to the sum of the following:

(i) An amount equal to the contribution that would have been made on behalf of the Executive to the Company's 1998 Supplemental Executive Retirement Plan or successor supplemental retirement plan in effect for the year in which Termination occurs, reduced pro rata for that portion of such year not completed by the Executive as of the end of the month in which Termination occurs;

(ii) An amount equal to the profit sharing and matching contributions that would have been made on behalf of the Executive to the Company's Profit Sharing and Savings Plan for the year in which Termination occurs, reduced pro rata for that portion of such year not completed by the Executive as of the end of the month in which Termination occurs; and

(iii) An amount equal to the profit sharing and matching contributions that would have been made on behalf of the Executive to the Company's 1998 Restoration Plan for the year in which Termination occurs, reduced pro rata for that portion of such year not completed by the Executive as of the end of the month in which Termination occurs;

(g) The Company shall pay the Executive for any and all unused and accrued vacation as of Termination;

(h) The Company shall provide the Executive with outplacement services, provided that the Executive avails himself to such services within 90 days following Termination, for a period of one (1) year or, if earlier, until the date on which the Executive obtains subsequent employment. Such outplacement services shall be provided through an outplacement firm that is mutually agreed upon by the parties; and

(i) The Company shall continue to provide the Executive with those perquisites set forth in Section 2.07 of this Agreement, as well as any and all additional perquisites provided by the Company to the Executive immediately prior to Termination, for the three (3) year period following Termination.

.8. Outstanding Awards. All restrictions on any outstanding stock options and the Executive's other awards (including restricted stock awards) under the Company's 1988 Stock Option and Award Plan, as amended, or any successor plan, shall lapse and all such stock options and other awards shall become fully (100%) vested immediately and the Executive or his permitted designee thereunder may exercise such stock options within three (3) years after Termination ( but not after the expiration of ten (10) years from the date of grant).

.9. Non-Competition and Confidentiality. The Executive agrees that: (a) For the three (3) year period following Termination, the Executive will not engage or assist others in engaging in competition with the Company and its subsidiaries, directly or indirectly, whether as an employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, agent, or otherwise, in the business of producing and distributing potash, phosphate, animal feed ingredients or salt or any other significant business in which the Company is engaged or is preparing to engage in as of the Effective Date of this Section 5;

(b) There shall be no obligation on the part of the Company to provide any further Change in Control Severance Payments and Benefits (other than payments or benefits already earned or accrued) described in Section 5.07 if, when and so long as: (i) the Executive breaches Section 5.09(a) hereof and (ii) such breach is likely to cause serious damage to the Company or any of its subsidiaries; and

(c) During and after the Employment Term, he will not divulge or appropriate to his own use or the use of others any secret or confidential information pertaining to the businesses of the Company or any of its subsidiaries obtained during his employment by the Company, it being understood that this obligation shall not apply when and to the extent any of such information becomes publicly known or available other than because of his act or omission.

(d) Notwithstanding the foregoing, if the Company consents in writing, it shall not be a breach of this Section 5.09 for the Executive to engage in conduct otherwise prohibited by this Section.

.10. Definition of "Change in Control". "Change in Control" of the Company means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(a) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (c) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 5.10 ;

(b) individuals who, as of the effective date of this Article V, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of the Company subsequent to the effective date of this Article V, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) the consummation of a plan of complete liquidation or dissolution of the Company.

.11. Excise Tax Payments. Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated or proposed thereunder (the "Code")), or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) An initial determination shall be made as to whether a Gross-Up Payment is required pursuant to this Section 5.11 and the amount of such Gross-Up Payment shall be made by the Company's accounting firm (the "Accounting Firm"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, acceptable to the Executive, both to the Company and the Executive within fifteen (15) business days of the Termination Date, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to this Section 5.11(b) shall be paid by the Company to the Executive within five (5) business days of the Company's receipt of the Accounting Firm's determination. The Accounting Firm shall furnish the Executive with an unqualified opinion that no Excise Tax will be imposed with respect to any such Payment or Payments, or that the amount of the Excise Tax due is correct. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and the Executive subject to the application of Section 5.11(c).

(c) As a result of the uncertainty in the application of Section 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to the Executive from any governmental taxing authority that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon all or any portion of any Payment or Payments with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when the Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in his tax liability and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to the Executive's applicable tax return has expired. If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall pay to the Executive at least five (5) business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment. If an Overpayment occurs, the Executive shall promptly pay to the Company the amount of such Overpayment (together with any interest paid or credited thereon after taxes applicable thereto).

(d) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

ARTICLE VI
Miscellaneous

.1. Dispute Resolution. The Executive and the Company shall not initiate legal proceedings relating in any way to this Agreement or to the Executive's employment or termination from employment with the Company until thirty (30) days after the party against whom the claim is made ("respondent") receives written notice from the claiming party of the specific nature of any purported claims and the amount of any purported damages attributable to each such claim. The Executive and the Company further agree that if respondent submits the claiming party's claim to the CPR Institute for Dispute Resolution or JAMS/Endispute for nonbinding mediation prior to the expiration of such thirty (30) day period, the claiming party may not institute arbitration or other legal proceedings against respondent until the earlier of: (a) the completion of good-faith mediation efforts or (b) ninety (90) days after the date on which the respondent received written notice of the claimant's claim(s); provided, however, that nothing in this Section shall prohibit the Company from pursuing injunctive or other equitable relief against the Executive prior to, contemporaneous with, or subsequent to invoking or participating in these dispute resolution processes. The Company shall pay the cost of the mediator. In any subsequent litigation, including but not limited to arbitration proceedings, the prevailing party shall be awarded, in addition to any other relief awarded, his or its reasonable attorneys' fees.

.2. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Senior Vice President, Human Resources, and if to the Executive, to Douglas A. Pertz. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request, or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request, or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

.3. Authority; No Conflict. The Executive represents and warrants to the Company that he has full right and authority to execute and deliver this Agreement and to comply with the terms and provisions hereof and that the execution and delivery of this Agreement and compliance with the terms and provisions hereof by the Executive will not conflict with or result in a breach of the terms, conditions or provisions of any agreement, restriction or obligation by which the Executive is bound.

.4. Assignment and Succession. This Agreement shall be binding upon and shall operate for the benefit of the parties hereto and their respective legal representatives, legatees, distributees, heirs, successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to and shall inure to the benefit of and be binding upon its successors and assigns. The Executive acknowledges that the services he renders pursuant to this Agreement are unique and personal. Accordingly, the Executive may not delegate or assign any of his duties hereunder.

.5. Headings. The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

.6. Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of Illinois.

.7. Entire Agreement, Amendment, Waiver. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement made between the parties, including, but not limited to, the Executive's offer letter dated August 28, 1998. The parties may not amend this Agreement except by written instrument signed by both parties. No waiver by either party at any time of any breach by the other of any provision of this Agreement shall be deemed a waiver of similar or dissimilar provision at the same time or any prior or subsequent time.

.8. Severability. The provisions of this Agreement shall be regarded as durable, and if any provision or portion thereof is declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder and applicability thereof shall not be affected.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

IMC GLOBAL INC.

By:	____________________________	____________________________
Douglas A. Pertz
Title:	____________________________